                                                                  Rule 424(b)(5)
                                            Registration Statement No. 333-85267

P R O S P E C T U S    S U P P L E M E N T
(TO PROSPECTUS DATED SEPTEMBER 22, 2000)

                                  $80,000,000

                         NORTHERN STATES POWER COMPANY
                           (A WISCONSIN CORPORATION)
                      7.64% SENIOR NOTES, SERIES DUE 2008

    We will pay interest on the Senior Notes, 7.64% Series due 2008, on April 1 and October 1 of each year, commencing April 1, 2001. We may redeem the Senior Notes at a redemption price equal to the greater of (i) the principal amount or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield as defined below plus 15 basis points, plus in each case accrued interest to the date of redemption. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system. Please read the information described under the headings "Supplemental Description of Securities" in this Prospectus Supplement and "Description of Securities" in the accompanying Prospectus for a more detailed description of the terms of the Senior Notes.

    The Senior Notes are unsecured and rank equally with all of our other unsecured indebtedness.

                                 --------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

                                                                PER
                                                               SENIOR
                                                                NOTE           TOTAL
                                                              --------      -----------
Public Offering Price                                         100.000%      $80,000,000
Underwriting Discount                                           0.625%      $   500,000
Proceeds to NSP (before expenses)                              99.375%      $79,500,000

    Interest on the Senior Notes will accrue from October 2, 2000.

                                 --------------

    The underwriter is offering the Senior Notes subject to various conditions. The underwriter expects to deliver the Senior Notes to purchasers on or about October 2, 2000.

                                 --------------

                              SALOMON SMITH BARNEY

September 25, 2000

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                 --------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary...............................     S-1
Use of Proceeds.............................................     S-3
Supplemental Description of Securities......................     S-3
Underwriting................................................     S-5

                              PROSPECTUS

About this Prospectus.......................................       1
Where You Can Find More Information.........................       1
NSP.........................................................       2
Use of Proceeds.............................................       2
Ratio of Earnings to Fixed Charges..........................       3
Description of Securities...................................       3
Book-Entry System...........................................       7
Legal Opinions..............................................       9
Experts.....................................................       9
Plan of Distribution........................................       9

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                                  THE OFFERING

Securities Offered........................  $80,000,000 principal amount of 7.64% Senior Notes,
                                            Series due 2008.

Maturity Date.............................  October 1, 2008.

Interest Payment Dates....................  April 1 and October 1, commencing April 1, 2001.

Ranking...................................  The Senior Notes will be senior unsecured obligations and will rank equally with all of our senior unsecured
                                            indebtedness.

Ratings...................................  The Senior Notes have been assigned ratings of "A+" by
                                            Fitch, Inc., "A-" by Standard & Poor's Ratings Group and
                                            "A1" by Moody's Investors Service, Inc.

Optional Redemption.......................  We may redeem the Senior Notes at any time, at a redemption price equal to the greater of (i) the
                                            principal amount or (ii) the sum of the present values
                                            of the remaining scheduled payments of principal and
                                            interest on the Senior Notes, discounted to the date of
                                            redemption on a semiannual basis (assuming a 360-day
                                            year consisting of twelve 30-day months) at the Treasury
                                            Yield as defined below plus 15 basis points, plus in
                                            each case accrued interest to the date of redemption.

Sinking Fund..............................  None.

Use of Proceeds...........................  The net proceeds from the sale of the Senior Notes is estimated to be approximately $79.4 million. We will add
                                            the net proceeds to our general funds and apply them to
                                            the repayment of outstanding short-term borrowings.

                         SUMMARY FINANCIAL INFORMATION

    In the table below, we provide you with the selected historical financial data of Northern States Power. We derived the income statement data below for each of the five years ended December 31, 1999, and the balance sheet data at December 31, 1999, 1998, 1997, 1996 and 1995, from audited financial statements. We derived the unaudited income statement data for the six-month period ended June 30, 1999 and 2000 and the unaudited balance sheet data at June 30, 2000 from unaudited financial statements.

    When you read this selected historical financial information, you should consider reading along with it the historical financial statements and accompanying notes that we have included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and our annual Report on form 10-K for the year ended December 31, 1999. You can obtain these reports by following the instructions we provide under, "Where You Can Find More Information" on page 1 of the Prospectus.

                         SIX MONTHS ENDED
                             JUNE 30,                       YEAR ENDED DECEMBER 31,
                        -------------------   ----------------------------------------------------
                          2000       1999       1999       1998       1997       1996     1995(1)
                        --------   --------   --------   --------   --------   --------   --------
                                                     (000'S OMITTED)
INCOME STATEMENT DATA:
  Operating
    revenues..........  $257,955   $246,042   $493,907   $477,342   $472,649   $465,829   $459,098
  Operating income....    25,416     26,489     54,347     49,630     53,600     56,606     56,176
  Interest charges....     9,346      9,120     18,530     18,679     17,682     18,925     19,102
  Net income..........    16,795     17,503     36,366     32,195     37,417     38,697     39,217

                                                                 DECEMBER 31,
                                  JUNE 30,   ----------------------------------------------------
                                    2000       1999       1998       1997       1996       1995
                                  --------   --------   --------   --------   --------   --------
                                                          (000'S OMITTED)
BALANCE SHEET DATA:
  Total assets..................  $918,581   $907,103   $863,711   $824,635   $809,131   $790,898
  Long-term debt................   231,994    231,950    231,863    231,775    231,688    213,235
  Common stockholders' equity...   390,273    357,000    347,631    340,832    331,412    318,299
  Total capitalization..........   622,267    588,950    579,494    572,607    563,100    531,534
  Short-term debt including
    current maturities..........    64,300     80,800     55,900     45,300     39,300     50,900
  Percentage of long-term debt
    to capitalization...........    37.28%     39.38%     40.01%     40.48%     41.15%     40.12%

------------------------

(1) In 1996, changes were made to the 1995 income statement to conform to the 1996 presentation. These changes had no effect on net income. The information listed above presents 1995 operating revenues and operating income as presented in the 1996 10K.

                                USE OF PROCEEDS

    We will add the net proceeds from the sale of $80 million in aggregate principal amount of our 7.64% Senior Notes, Series due 2008 to our general funds and will apply them to the repayment of outstanding short-term borrowings. As of June 30, 2000, we had an aggregate of approximately $64.3 million of outstanding short-term borrowings.

                     SUPPLEMENTAL DESCRIPTION OF SECURITIES

    Please read the following information concerning the Senior Notes in conjunction with the statements under "Description of Securities" in the accompanying Prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture dated as of September 1, 2000, as supplemented (the "Indenture"), that we have entered into with Firstar Bank, N.A., as trustee (the "Trustee").

GENERAL

    We will offer $80 million amount of Senior Notes, 7.64% Series due 2008 as a series of Securities under the Indenture.

INTEREST PAYMENTS

    The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 1, 2008. Each Senior Note will bear interest at the annual rate set forth on the cover page of this Prospectus Supplement from October 2, 2000, payable semi-annually on April 1 and October 1, commencing April 1, 2001, to the person in whose name the Senior Note is registered at the close of business on March 15 or September 15 immediately preceding such April 1 or October 1. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION PROVISION

    We may redeem the Senior Notes at any time, in whole or in part, at a redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points, plus in each case accrued interest to the redemption date.

    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

    "Independent Investment Banker" means Salomon Smith Barney Inc. or its successor or, if such firm is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

    "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means (i) each of Salomon Smith Barney Inc. and any other primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer") designated by, and not affiliated with, Salomon Smith Barney Inc., provided, however, that if Salomon Smith Barney Inc. or any of its designees shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and (ii) any other Primary Treasury Dealer selected by us.

    If we elect to redeem less than all the Senior Notes, the Trustee will select, in such manner as it deems fair and appropriate, the particular Senior Notes or portions of them to be redeemed. Notice of redemption will be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Senior Notes to be redeemed (which, as long as the Senior Notes are held in the book-entry only system, will be the Depository, its nominee or a successor depository). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Senior Notes or the portions of them so called for redemption will cease to accrue.

    The Senior Notes do not provide for any sinking fund.

SUMMARY OF KEY COVENANTS

    LIMITATION ON LIENS

    The Supplemental Indenture provides that, so long as there remain outstanding any Senior Notes, we will not create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively, "Lien") on any of our utility properties or assets now owned or hereafter acquired to secure any indebtedness, without providing that Senior Notes will be equally and ratably secured. This restriction on Liens does not apply to or prevent the creation or existence of (1) the Mortgage Indenture securing our First Mortgage Bonds or any indenture supplemental thereto subjecting any property to the Lien thereof or confirming the Lien thereof upon any property, whether owned before or acquired after the date of the Indenture; (2) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto; (3) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses (1) and (2);
(4) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses (1), (2), or (3) above; or (5) Permitted Encumbrances. (Section 3.01 of the Supplemental Indenture.)

    "Permitted Encumbrances" include, among other items, (a) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers' installment paper, (b) Liens affixing to property of the Company at the time a person consolidates with or merges into, or transfers all or substantially all of its assets to, the Company, provided that in the opinion of the Board of Directors of the Company or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the Lien; and (c) Liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect thereto, the aggregate of all Permitted Encumbrances does not exceed 10% of Tangible Net Worth.

    "Tangible Net Worth" means, (i) common stockholders' equity appearing on the most recent balance sheet of the Company (or consolidated balance sheet of the Company and its subsidiaries if the Company then has one or more consolidated subsidiaries) prepared in accordance with generally accepted accounting principles less (ii) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities).
(Section 3.02 of the Supplemental Indenture)

    This restriction also will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 3.01 of the Supplemental Indenture)

FORMS AND DENOMINATION

    The Senior Notes will be issued as one or more global notes in the name of a nominee of the Depository Trust Company New York, New York and will be available only in book-entry form. See "Book-Entry System" in the accompanying prospectus. The Senior Notes are available for purchase in denominations of $1,000 and integral multiples thereof.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Senior Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Senior Notes will trade in the DTC's Same-Day Funds Settlement System until maturity or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an Underwriting Agreement dated September 25, 2000 (the "Underwriting Agreement"), we have agreed to sell to Salomon Smith Barney Inc., as Underwriter, and the Underwriter has agreed to purchase, $80,000,000 principal amount of Senior Notes.

    The Underwriting Agreement provides that the obligations of the Underwriter to purchase the Senior Notes offered by this Prospectus Supplement are subject to the approval of certain legal matters by its counsel and certain other conditions. If any of the Senior Notes are purchased by the Underwriter pursuant to the Underwriting Agreement, then all of the Senior Notes must be purchased.

    The Underwriter has advised the Company that it proposes initially to offer some of the Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and some of the Senior Notes to certain dealers at this public offering price less a concession not in excess of 0.375% the principal amount of the Senior Notes. The Underwriter may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Senior Notes on sales to certain other dealers. After the initial offering of the Senior Notes to the public, the Underwriter may change the offering price and other selling terms.

    The following table shows the underwriting discounts and commission to be paid to the Underwriter by us in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes).

                                                              PAID BY NSP
                                                              -----------
Per Note....................................................     0.625%

    Prior to this offering, there has been no public market for the Senior Notes. The Underwriter has informed us that it may make a market in the Senior Notes from time to time. The Underwriter may overallot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Overallotment involves syndicate sales of Senior Notes in excess of the principal amount of the Senior Notes to be purchased by the Underwriter in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Senior Notes made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in process. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. in covering syndicate short positions or making stabilizing purchases, repurchases Senior Notes originally sold by that syndicate member. These activities may cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of such transaction. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $130,000.

    We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. Alternatively, we may contribute to payments that the Underwriter may be required to make as a result of these liabilities.

    In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us or our affiliates.

                                   PROSPECTUS

                                     [LOGO]

                         NORTHERN STATES POWER COMPANY
                           (a Wisconsin corporation)

                            1414 West Hamilton Ave.
                                   P.O. Box 8
                          Eau Claire, Wisconsin 54702
                                 (715) 830-2621

                                DEBT SECURITIES

                               ------------------

    We may offer for sale from time to time up to $80,000,000 aggregate principal amount of our unsecured debt securities (the "Securities"). We may sell the Securities in one or more series through (i) underwriters or dealers,
(ii) directly to a limited number of institutional purchasers, or (iii) agents. See "Plan of Distribution." The particular type of security being sold as well as the amount and terms of the sale of such Securities will be determined at the time of sale and included in a prospectus supplement that will accompany this Prospectus. Such Prospectus Supplement will include if applicable:

    - The names of any underwriters, dealers or agents involved in the distribution of the Securities;

    - Any applicable commissions or discounts and the net proceeds to the Company from such sale;

    - The aggregate principal amount and offering price of the Securities;

    - The rate or rates (or method of calculation) of interest;

    - The time or times and place of payment of interest;

    - The maturity date or dates; and

    - Any redemption terms or other specific terms of such series of Securities.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 22, 2000.

ABOUT THIS PROSPECTUS

    This Prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell up to a total dollar amount of $80,000,000 of the Securities described in this prospectus in one or more offerings. This Prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

    We believe we have included all information material to investors but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the Company's Annual Report on Form 10-K for the year ended
December 31, 1999, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, the Company's Current Report on
Form 8-K dated August 23, 2000 and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities.

    We are not required to, and do not, provide annual reports to holders of our Securities unless specifically requested by a holder.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                     Treasurer
                         Northern States Power Company
                                   P.O. Box 8
                          Eau Claire, Wisconsin 54702
                                 (715) 839-1382

    You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                                     [LOGO]

    Northern States Power Company (the "Company"), incorporated in 1901 under the laws of Wisconsin as the La Crosse Gas and Electric Company, is an operating public utility company with executive offices at 1414 West Hamilton Ave., Eau Claire, Wisconsin 54702 (Phone: (715) 839-1382). We are a wholly-owned subsidiary of Xcel Energy Inc., a Minnesota corporation ("Xcel Energy"). On August 18, 2000, Xcel Energy and New Century Energies, Inc. completed their merger and Xcel Energy registered as a holding company under the Public Utility Holding Company Act of 1935.

    We are engaged in the generation, transmission, and distribution of electricity to approximately 210,000 retail customers in an area of approximately 18,900 square miles in northwestern Wisconsin, to approximately 9,100 electric retail customers in an area of approximately 300 square miles in the western portion of the Upper Peninsula of Michigan, and to ten wholesale customers in the same general area. We are also engaged in the distribution and sale of natural gas in the same service territory to approximately 78,000 customers in Wisconsin and 5,000 customers in Michigan.

    In 1999, we derived 83 percent of our total operating revenues from our electric utility operations and 17 percent from our gas utility operations. As of December 31, 1999, we had 935 full-time equivalent employees including 849 full-time employees.

                                USE OF PROCEEDS

    We will add the net proceeds from the sale of the Securities to our general funds and use such proceeds for general corporate purposes, which may include the payment at maturity or the redemption, refunding, refinancing or purchase of one or more series of outstanding first mortgage bonds, and the repayment of outstanding short-term borrowings incurred in connection with our continuing construction program. Our short-term borrowings aggregated $64.3 million as of June 30, 2000. The specific allocation of the proceeds of a particular series of the Securities will be described in the Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                             12 MONTHS                         YEAR ENDED DECEMBER 31,
                                               ENDED       ---------------------------------------------------------------
                                          JUNE 30, 2000       1999         1998         1997         1996         1995
                                          ---------------  -----------  -----------  -----------  -----------  -----------
Ratio of Earnings to Fixed Charges......           3.9            4.1          3.7          4.4          4.3          4.2

    For purposes of computing the ratio of earnings to fixed charges,
(i) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits; and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

    The annual interest requirement on long-term debt of the Company outstanding at June 30, 2000, was $16,184,742.

                           DESCRIPTION OF SECURITIES

GENERAL

    This description of the Securities summarizes selected provisions of the indenture under which the Securities will be issued. This summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In this summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indenture.

    We are not required to issue future issues of debt securities under the indenture described in this Prospectus, and we are free to use other indentures or documentation, containing provisions different from those described in this Prospectus, in connection with future issues of other debt securities.

    The Securities may be issued in one or more new series under an indenture (the "Indenture") between the Company and Firstar Bank, N.A., or any other trustee to be named, as trustee (the "Trustee"). The Securities will be unsecured obligations of the Company and will rank on a parity with other unsecured indebtedness of the Company and will be effectively subordinated to all our secured debt, including our first mortgage bonds. At June 30, 2000, we had outstanding $215 million of first mortgage bonds. Unless the Prospectus Supplement otherwise provides, we may continue to issue secured debt, including first mortgage bonds, in the future. The amount of Securities that we may issue under the Indenture is not limited.

    The Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Securities will specify:

    - the title, aggregate principal amount and offering price of such Securities;

    - the interest rate or rates, or method of calculation of such rate or rates, on such Securities, and the date from which such interest will accrue;

    - the dates on which such interest will be payable;

    - the record dates for payments of interest;

    - the date on which such Securities will mature;

    - any redemption terms;

    - the period or periods within which, the price or prices at which and the terms and conditions upon which such Securities may be repaid, in whole or in part, at the option of the holder thereof; and

    - other specific terms applicable to such Securities.

    The applicable Prospectus Supplement also may describe certain special United States federal income tax considerations (if any) applicable to Securities sold at an original issue discount and certain special United States federal income tax or other considerations (if any) applicable to any Securities which are denominated in a currency or currency unit other than United States dollars.

    The Securities will be represented either by Global Securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificate form issued to the registered owners, as set forth in the applicable Prospectus Supplement. See "Book-Entry System" herein.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

    Unless otherwise indicated in the applicable Prospectus Supplement, there are no provisions in the Indenture or the Securities that require us to redeem, or permit the holders to cause a redemption of, the Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of the Company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness (as Securities, first mortgage bonds or otherwise) by us in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approval would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

REGISTRATION TRANSFER AND EXCHANGE

    Securities of any series may be exchanged for other Securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.6.)

    Unless otherwise indicated in the applicable Prospectus Supplement, Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for such purpose with respect to any series of Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon being satisfied with the documents of title and indemnity of the person making the request. (Sections
2.6 and 2.7.)

    In the event of any redemption of Securities of any series, the Trustee will not be required to exchange or register a transfer of any Securities of such series selected, called or being called for redemption except, in the case of any Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6.) See "BOOK-ENTRY SYSTEM."

PAYMENT AND PAYING AGENTS

    Principal of and interest and premium, if any, on Securities issued in the form of Global Securities will be paid in the manner described below under the caption "BOOK-ENTRY SYSTEM." Unless otherwise indicated in the applicable Prospectus Supplement, interest on Securities that are in the form of certificated securities will be paid by check mailed to the holder at such person's address as it appears in the register for the Securities maintained by the Trustee; however, a holder of $10,000,000 or more Securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12.) Unless otherwise indicated in the applicable Prospectus Supplement, the principal of, and interest at maturity and premium, if any, on Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee. (Section 2.12.)

    All monies paid by the Company to a paying agent for the payment of principal of, interest or premium, if any, on any Security which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to the Company and the holder of such Security will thereafter look only to the Company for payment thereof. (Section 4.4.)

EVENTS OF DEFAULT

    The following constitute events of default under the Indenture:

    - default in the payment of principal of and premium, if any, on any Security when due and payable which continues for five days;

    - default in the payment of interest on any Security when due which continues for 30 days;

    - default in the performance or breach of any other covenant or warranty of the Company in the Indenture and the continuation thereof for 90 days after written notice to the Company as provided in the Indenture; and

    - certain events of bankruptcy, insolvency or reorganization of the Company.

(Section 7.1.)

    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding Securities may declare the principal amount of all Securities to be due and payable immediately. At any time after an acceleration of the Securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Securities has been obtained, if the Company pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Securities. (Section 7.1.)

    The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered acceptable indemnity to the Trustee. (Section 8.2.) The holders of a majority in principal amount of the outstanding Securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, with respect to the Securities. (Section 7.7.) Each holder of any Security has the right to institute a proceeding with respect to the Indenture, but such right is subject to certain conditions precedent specified in the Indenture. (Section 7.7.) The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Securities, is required to give the holders of the Securities notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on any Securities, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. (Section 7.8.) The Company is required to deliver to the Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, the Company is in compliance with the conditions and covenants under the Indenture. (Section 5.5.)

MODIFICATION

    The Company and the Trustee may modify and amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding Securities affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby, (a) change the stated maturity of any installment of principal of, or interest on, any Security or any premium payable on the redemption thereof, or change the redemption price; (b) reduce the principal amount of, or the interest or premium payable on, any Security or reduce the amount of principal that could be declared due and payable prior to the stated maturity; (c) change the coin or currency of any payment of principal of, or any premium or interest on, any Security; (d) impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any Security; (e) reduce the percentage in principal amount of outstanding Securities, the consent of the holders of which is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Securities necessary to waive any past default to less than a majority. The Company and the Trustee may modify and amend the Indenture without the consent of the holders (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Indenture; (b) to add security for the Securities; or (c) to make certain other modifications, generally of a ministerial or immaterial nature. (Sections 12.1 and 12.2.)

DEFEASANCE AND DISCHARGE

    We may be discharged from all obligations in respect to the Securities and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of Securities, money or United States government obligations (or any combination thereof) which will provide enough money to make all payments of principal of, and any premium and interest on, the Securities on the dates such payments are due. In order to discharge such obligations, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture. Upon any discharge of our obligations as described above, the holders of Securities must look only to such trust fund, and not us, for payments on the Securities. (Section 4.1.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless (i) the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal and premium and interest on all the Securities and our obligation to perform every covenant of the Indenture to be performed or observed by the Company and (ii) we or the successor or transferee corporation, as applicable, are not immediately following such merger, sale or transfer in default in the performance of any such covenant. Upon any such merger, sale or transfer of all or substantially all of the assets of the Company, the successor or transferee corporation will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein and the Company will be released from all obligations under the Indenture. The Indenture defines all or substantially all of the assets of the Company as being 50% or more of the total assets of the Company as shown on the balance sheet of the Company as of the end of the prior year and specifically permits any such sale, transfer or conveyance during a calendar year of less than 50% of total assets without the consent of the holders of the Securities. (Sections 11.1 and 11.2.)

RESIGNATION OR REMOVAL OF TRUSTEE

    The Trustee may resign at any time by notifying the Company in writing and specifying the day upon which the resignation is to take effect. Such resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10.)

    The holders of a majority in principal amount of the outstanding Securities may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon notice to the holder of each Security outstanding, and appointment of a successor Trustee. (Section 8.10.)

CONCERNING THE TRUSTEE

    Firstar Bank, N.A. is the Trustee. We maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for our first mortgage bonds.

                               BOOK-ENTRY SYSTEM

    Each series of Securities may be issued in the form of one or more Global Securities representing all or part of such series of Securities. This means that we will not issue certificates for such series of Securities to the holders. Instead a Global Security representing such series will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or its successor as depository (the "Depository") and registered in the name of the Depository or a nominee of the Depository.

    The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Securities. Unless it is exchanged in whole or in part for a certificated Security, a Global Security may not be transferred, except that the Depository, its nominees and their successors may transfer a Global Security as a whole to one another.

    Beneficial interests in Global Securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that certain purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

    We will wire principal, interest and any premium payments to the Depository or its nominee. We and the trustee will treat the Depository or its nominee as the owner of the Global Security for all purposes, including any notices and voting. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a Global Security to owners of beneficial interests in a Global Security.

    Unless otherwise specified in the Prospectus Supplement, DTC will act as Depository for those Securities issued as Global Securities. The Securities will be registered in the name of Cede & Co. (DTC's partnership nominee).

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds Securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules that apply to DTC and its Direct or Indirect Participants are on file with the SEC.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the Global Security as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a Global Security, and voting by Participants, will be governed by standing instructions and customary practices between the Participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the Trustee.

    Securities represented by a Global Security will be exchangeable for certificated Securities with the same terms in authorized denominations only if:

    (a) DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor Depository is not appointed by us within 90 days; or

    (b) we determine not to require all of the Securities of a series to be represented by a Global Security and notify the trustee of our decision.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and the Company and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

    Any underwriters, dealers or agents of any Securities may be Direct Participants of DTC.

                                 LEGAL OPINIONS

    Legal opinions relating to the Securities will be rendered by Gary R. Johnson, Xcel Energy Inc., 800 Nicollet Mall, Suite 3000, General Counsel for Xcel Energy Inc., the parent of the Company, and by Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a Prospectus Supplement. Matters pertaining to local laws will be passed upon by counsel for the Company and as to these matters Gardner, Carton & Douglas will rely on their opinions. Gardner, Carton & Douglas has acted from time to time as special counsel for the Company and NSP-Minnesota in connection with certain matters, including the Merger with New Century Energies.

                                    EXPERTS

    The financial statements of Northern States Power Company, a Wisconsin corporation, as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Northern States Power Company, a Wisconsin corporation, for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

    The Company intends to sell the Securities to or through underwriters or dealers, and may also sell the Securities directly to other purchasers or through agents, as described in the Prospectus Supplement relating to an issue of Securities.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "1933 Act"). Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the 1933 Act.

    No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

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                                  $80,000,000

                         NORTHERN STATES POWER COMPANY

                           (A WISCONSIN CORPORATION)
                      7.64% SENIOR NOTES, SERIES DUE 2008

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                    P R O S P E C T U S  S U P P L E M E N T

                               SEPTEMBER 25, 2000

                                 --------------

                              SALOMON SMITH BARNEY

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